UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184126	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement for the Portland Industrial Center

On December 8, 2014, IPT Acquisitions LLC, a wholly-owned subsidiary of Industrial Property Trust Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Portland IC Agreement”) with Holman Distribution Center of Oregon, Inc., Hawthorne Investment Company, Clark Family LLC, Clark Properties North Wing LLC and Clark Properties South Wing LLC (collectively, the “Portland IC Seller”) to acquire a 100% fee interest in nine industrial buildings totaling approximately 778,000 square feet on approximately 48.1 acres and undeveloped parcels of land of approximately 14.7 acres (the “Portland Industrial Center”). The Portland IC Seller is not affiliated with the Company or its affiliates. The Portland Industrial Center is located in the Portland market and is 100% leased to 10 customers with a weighted-average remaining lease term (based on square feet) of approximately 6.2 years. Upon consummation of the acquisition, the lease agreements are expected to be assigned to and assumed by the Company, through one or more wholly-owned subsidiaries. In general, the customers will be responsible for paying directly or reimbursing the landlord for the customers’ pro-rata share of the real estate taxes, insurance, and repair and maintenance costs of its respective property.

The total purchase price is expected to be approximately $57.6 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. In connection with the execution of the Portland IC Agreement, the Company deposited $2.5 million into an escrow account. Pursuant to the terms of the Amended and Restated Advisory Agreement (the “Advisory Agreement”), dated as of July 16, 2014, by and among the Company, Industrial Property Operating Partnership LP, and Industrial Property Advisors LLC (the “Advisor”), the Company expects to pay an acquisition fee to the Advisor equal to 2.0% of the purchase price of this transaction. The Company plans to fund this acquisition using proceeds from the Company’s public offering and borrowings from the Company’s corporate line of credit.

The acquisition of the Portland Industrial Center is expected to close during the fourth quarter of 2014. There is no assurance that the Company will be able to purchase the Portland Industrial Center on the terms set forth herein. The consummation of the acquisition is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. If the Company does not close on the acquisition, there are circumstances under which it may forfeit the deposit it has funded.

Purchase and Sale Agreement for the Peachtree Industrial Center

On December 9, 2014, IPT Acquisitions LLC, a wholly-owned subsidiary of the Company, entered into a Sale, Purchase and Escrow Agreement (the “Peachtree IC Agreement”) with Peachtree North Business Park, LLC (the “Peachtree IC Seller”) to acquire a 100% fee interest in four industrial buildings located in the Atlanta market totaling approximately 708,000 square feet on approximately 51.2 acres (the “Peachtree Industrial Center”). The Peachtree IC Seller is not affiliated with the Company or its affiliates. The Peachtree Industrial Center is 92% leased to 22 customers with a weighted-average remaining lease term (based on square feet) of approximately 3.7 years. Upon consummation of the acquisition, the lease agreements are expected to be assigned to and assumed by the Company, through one or more wholly-owned subsidiaries. In general, the customers will be responsible for paying directly or reimbursing the landlord for the customers’ pro-rata share of the real estate taxes, insurance, and repair and maintenance costs of its respective property.

The total purchase price is expected to be approximately $50.2 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. In connection with the execution of the Peachtree IC Agreement, the Company deposited $1.0 million into an escrow account. Pursuant to the terms of the Advisory Agreement, the Company expects to pay an acquisition fee to the Advisor equal to 2.0% of the purchase price of this transaction. The Company plans to fund this acquisition using proceeds from the Company’s public offering and borrowings from the Company’s corporate line of credit.

The acquisition of the Peachtree Industrial Center is expected to close during the fourth quarter of 2014. There is no assurance that the Company will be able to purchase the Peachtree Industrial Center on the terms set forth herein. The consummation of the acquisition is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. If the Company does not close on the acquisition, there are circumstances under which it may forfeit the deposit it has funded.

Forward-Looking Statement

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisition of the Portland Industrial Center and Peachtree Industrial Center) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, risks associated with the Company’s ability to complete an acquisition under contract, and those risks set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

December 12, 2014	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer